Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Closes New $505 Million Managed Credit Fund

▪	The NewStar Berkeley Fund CLO (the “Berkeley Fund”) represents the fourth in a series of managed credit funds focused on middle market senior debt originated through NewStar’s direct lending platform
▪	Berkeley Fund is structured as a Collateralized Loan Obligation (CLO) to provide financial leverage intended to magnify asset-level returns for equity investors
▪	Upsized from initial target of $400 million to $505 million due to strong investor demand
▪	NewStar retained 5% of each class of notes issued by the CLO to comply with risk retention rules and pre-seeded the fund with approximately $425 million of loans
▪	Represents third CLO sponsored by NewStar in 2016, bringing total issuance to approximately $1.25 billion for the year

Boston, MA, – November 30, 2016 - NewStar Financial Inc. (Nasdaq: NEWS) (“NewStar” or the “Company”), an internally-managed, specialized finance company, announced today that it has closed the NewStar Berkeley Fund CLO (the “Berkeley Fund” or the “Fund”), a $505 million middle market CLO managed for qualified institutional investors.  The Berkeley Fund is the fourth credit fund sponsored by NewStar to co-invest in middle market commercial loans originated through its direct lending platform and represents another significant milestone in the growth of the Company’s asset management business.

The Berkeley Fund is NewStar’s 21st securitization since inception and third transaction completed in 2016.  The notes offered through this CLO transaction are backed by a diversified portfolio of commercial loans originated and underwritten by NewStar for the benefit of investors.  Various classes of notes rated Aaa through Ba3 were placed, which represented an advance rate of approximately 88.6%.  Third-party investors retained the equity interests, which represented approximately 10.8% of the capital structure, or approximately $54.5 million.  NewStar held 5% of each class of notes to satisfy risk retention rules and will serve as manager of the CLO, which has a four-year reinvestment period.

Citigroup Global Markets Inc. was placement agent and sole book runner.  Dechert LLP acted as legal adviser to NewStar.

Commenting on the new fund, Tim Conway, NewStar’s CEO stated: “The Berkeley Fund represents another important milestone for our asset management strategy. It also highlights important advantages that we believe NewStar can offer institutional investors who are looking for attractive yields with downside asset protection.  First, investors in our funds are able to leverage our established direct lending franchise and extensive balance sheet lending programs to generate proprietary investment opportunities which provide attractive value relative to other fixed income investment options. Second, our investment strategies are defensive, with a focus on 1st lien senior debt, which we believe offers the best combination of yield and position in the capital structure for this stage in the credit cycle.  And importantly, we can use our balance sheet to provide risk-retention solutions and pre-ramp portfolios to help investors optimize their returns.”

NewStar’s Treasurer, Mike Eisenstein added: “The Berkeley Fund CLO also demonstrates NewStar's strong presence in the capital markets where we are recognized for our distinguished track record as a leading issuer of CLOs backed by both middle market and liquid loan collateral. As a result, we have strong support among a core group of repeat investors who continue to commit capital to our securitization programs and recognize the merits of middle market direct lending.  We were pleased to partner with the Citigroup Global Markets team on this deal and always appreciate the quality of transaction execution they deliver.”

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.

The notes were issued in a private placement and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated benefits to fund investors of access to lending opportunities generated by our direct lending platform and investment strategies focused on 1st lien senior debt.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including the impact of rapid growth in assets under management; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

Additional information about these and other risk factors can be found in NewStar's filings with the Securities and Exchange Commission (the "SEC"), including Item 1A ("Risk Factors") of our 2015 Annual Report on Form 10-K, as may be updated or supplemented by any Risk Factors contained in our subsequent Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About NewStar Financial, Inc.:

NewStar Financial, Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with $6.6 billion of assets managed across two complementary business lines — middle market direct lending and asset management.  The Company's direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options.  Credit investments are originated directly through teams of experienced, senior bankers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages more than $1.3 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts focused on non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Darien, CT, Chicago, IL and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

Contact:

NewStar Financial Inc.

Robert K. Brown

(617)848-2558

rbrown@newstarfin.com

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